Exhibit 99.6

CONSENT OF GEMINI VALUATION SERVICES, LLC

We hereby consent to the use of our opinion letter, dated March 31, 2026, to the Board of Directors of Cyclerion Therapeutics, Inc., included as Annex B to the proxy statement / prospectus which forms a part of the Registration Statement on Form S-4 of Cyclerion Therapeutics, Inc., to be filed on the date hereof, and to the references to such opinion in such proxy statement / prospectus under the captions: “Prospectus Summary - Opinion of Gemini to the Cyclerion Board,” “The Merger - Background of the Merger” and “The Merger - Opinion of Gemini, Cyclerion’s Financial Advisor, to the Cyclerion Board of Directors.“ In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

GEMINI VALUATION SERVICES, LLC

/s/ Nathan Johnson
Authorized Signatory
Los Angeles, CA
April 17, 2026